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Exhibit 5.1 to Registration Statement

May 20, 2009

FBL Financial Group, Inc.
5400 University Avenue
West Des Moines, Iowa 50266

Re: FBL Share Direct Plan

Ladies and Gentlemen:

        In connection with the registration of 3,500,000 shares (the "Shares") of the Class A Common Stock without par value of FBL Financial Group, Inc., an Iowa corporation (the "Company"), being registered under the Securities Act of 1933, as amended, pursuant to a registration statement on Form S-3 to be filed with the Securities and Exchange Commission (the "Registration Statement"), I have acted as counsel to the Company. The Shares may be sold by the Company from time to time in connection with the FBL Share Direct and Direct Equity (Waiver Discount) Plan of the Company. For purposes of this opinion, I have made such investigations and examined such documents and questions of law as I deemed necessary and appropriate.

        Based on the foregoing, I am of the opinion that the Shares, when sold, will be legally issued, fully paid and non-assessable.

        I hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to all references to me in the Registration Statement or the Prospectus included therein.

        I express no opinion in connection with the matters contemplated by the Registration Statement, and no opinion may be implied or inferred, except as expressly set forth herein.

Respectfully submitted,
/s/ ROBERT A. SIMONS Robert A. Simons Vice President, Assistant General Counsel—Securities FBL Financial Group, Inc.

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  Exhibit 5.1 to Registration Statement